Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-192519 and 333-195662 on Form S-3 and Registration Statement No. 333-185612 on Form S-8 of our report dated March 31, 2014 (May 30, 2014, as to the effects of the restatement discussed in the Introductory Note), relating to the consolidated financial statements of Par Petroleum Corporation as of and for the year ended December 31, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in the Introductory Note) appearing in this Annual Report on Form 10-K/A of Par Petroleum Corporation for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 30, 2014